Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Gentium S.p.A. Amended and Restated 2004 Equity Incentive Plan and Gentium S.p.A. Amended and Restated 2004 Nonstatutory Stock Option Plan and Agreement of our report dated May 26, 2006, with respect to the financial statements of Gentium S.p.A. included in its Form 20-F for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Reconta Ernst & Young S.p.A.

/s/ Reconta Ernst & Young S.p.A.

Milan, Italy
September 20, 2006